FOURTH AMENDMENT
TO THE

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT
OF
GENERATION INCOME PROPERTIES, L.P.

Dated as of June 27, 2024

This Fourth Amendment (this “ Amendment ”) to the Amended and Restated Limited Partnership Agreement, dated March 23, 2018, of Generation Income Properties, L.P., a Delaware limited partnership (the “ Partnership”), as amended by that certain First Amendment to the Amended and Restated Limited Partnership Agreement, dated May 21, 2019, that certain Second Amendment to the Amended and Restated Limited Partnership Agreement, dated October 12, 2020, and that certain Third Amendment to the Amended and Restated limited Partnership Agreement, dated August 10, 2023 (as amended, the “Partnership Agreement”), is entered into effective as of the date first written above in accordance with Section 4.02(a)(i) and Section 11.01 of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

R E C I T A L S

WHEREAS, the General Partner is the sole general partner of the Partnership;

WHEREAS, Section 4.02 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue such additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners, which additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the then-outstanding Partnership Units held by the Limited Partners, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law that cannot be preempted by the terms of the Partnership Agreement (including this Amendment) and as set forth in a written document hereafter attached to and made an exhibit to the Partnership Agreement;

WHEREAS, the General Partner has authorized the issuance and sale (the “Sale”) of 500,000 Series A Preferred Units at a purchase price of $5.00 per unit;

WHEREAS, in connection with the Sale, the General Partner has determined to terminate the existing Series A Preferred Units and designate a new class of Series A Preferred Units.

WHEREAS, in connection with the Sale and pursuant to the authority granted to the General Partner pursuant to Section 4.02 and Section 11.01 of the Partnership Agreement, and as authorized by the unanimous written consent, dated as of June 21, 2024, of the Board of Directors of the General Partner, the General Partner desires to amend the Partnership Agreement (i) to terminate the existing Series A Preferred Units; (ii) set forth the designations, rights, powers, preferences and duties and other terms of a newly designated class of Series A Preferred Units and (iii) to issue the Series A Preferred Units in the Sale.

A G R E E M E N T

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.
The Partnership Agreement is hereby amended to retire and terminate the existing Series A Preferred Units entirely as a class and designate a new class of Series A Preferred Units by replacing and superseding existing EXHIBIT F with the exhibit attached hereto as EXHIBIT F, which sets forth the designations, allocations, preferences, conversion or other special rights, powers and duties of the Series A Preferred Units, which exhibit shall be attached to and made a part of, and shall be an exhibit to, the Partnership Agreement.

2.
The foregoing recitals are incorporated in and are made a part of this Amendment.

3.
This Amendment has been authorized by the General Partner pursuant to Section 4.02, Section 5.01(i), and Section 11.01 of the Partnership Agreement and does not require execution by any Limited Partner or any other Person.

4.
Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

5.
This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

GENERATION INCOME PROPERTIES, INC.

By:	/s/ David Sobelman
Name: David Sobelman
Title: Chief Executive Officer

[Signature Page to Fourth Amendment to Amended and Restated Limited Partnership Agreement]

EXHIBIT F

DESIGNATION OF THE SERIES A PREFERRED UNITS

OF

GENERATION INCOME PROPERTIES, L.P.

1.
Designation and Number. A series of Preferred Units (as defined below) of Generation Income Properties, L.P., a Delaware limited partnership (the “Partnership”), designated the Series A Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 500,000.

2.
Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Amended and Restated Limited Partnership Agreement of Generation Income Properties, L.P. (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Distribution Event” shall mean the Partnership’s failure to declare and pay distributions pursuant to Section 5(a) for a period of three consecutive months.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Exchange” shall mean the Nasdaq Stock Market or such other national securities exchange or automated quotation system on which the REIT Shares are then listed or admitted to trading.

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Nasdaq” shall mean the Nasdaq Stock Market or any successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership” shall have the meaning provided in Section 1.

“Partnership Agreement” shall have the meaning provided in Section 2.

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement.

“Requisite Holders” means the holders of at least a majority of the outstanding Series A Preferred Units voting together as a single class.

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series A Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Units” shall have the meaning provided in Section 1.

“Trading Day” shall mean (i) if the REIT Shares are listed or admitted to trading on Nasdaq, a day on which Nasdaq is open for the transaction of business, (ii) if the REIT Shares are not listed or admitted to trading on Nasdaq but are listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the REIT Shares are listed or admitted to trading is open for the transaction of business, or (iii) if the REIT Shares are not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

3.
Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.
Rank. In respect of rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the Series A Preferred Units shall rank (a) senior to all classes or series of Common Units, LTIP Units and any class or series of Preferred Units issued by the Partnership that are not Parity Preferred Units or senior Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Junior Preferred Units”); (b) on parity with any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank on parity with the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank senior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to the conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness. All of the Series A Preferred Units shall rank equally with one another and shall be identical in all respects.

5.
Distributions.

(a)
Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions in the amount of $0.325 per unit per year, which distributions shall accrue and be cumulative from and including the date of original issue of any Series A Preferred Units (the “Series A Preferred Return”). The Series A Preferred Return shall be payable monthly in arrears, on or about the 15th day of each month (or, if not a Business Day, the next succeeding business day, each a “Series A Preferred Unit Distribution Payment Date”) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on July 15, 2024. The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed, and for any full distribution period will be computed, on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the close of business on the date set by the Board of Directors of the General Partner as the record date for the payment of dividends on Series A Preferred Units (each, a “Distribution Record Date”).

(b)
If a redemption date pursuant to Section 6 or 7 hereof, falls after a Distribution Record Date and on or prior to the corresponding Series A Preferred Unit Distribution Payment Date, each holder of Series A Preferred Units on the Distribution Record Date shall be entitled to the distribution payable on such units pursuant to Section 5(a) on the corresponding Series A Preferred Unit Distribution Payment Date, notwithstanding such redemption of such Series A Preferred Units on or prior to the Series A Preferred Unit Distribution Payment Date, but no additional amount for accrued and unpaid distributions of the Series A Preferred Return, if any, to, but not including the redemption date, will be included in the redemption price for each Series A Preferred Unit to be redeemed.

(c)
No distributions on the Series A Preferred Units shall be authorized by the General Partner or paid or declared and set apart for payment by the Partnership at such time as the terms and conditions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(d)
Notwithstanding anything to the contrary contained herein, the Series A Preferred Return will accrue whether or not distributions are authorized by the General Partner or declared by the Partnership. No interest or additional distributions shall be payable in respect of any accrued and unpaid Series A Preferred Return.

(e)
Except as provided in Section 5(f) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, the LTIP Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, LTIP Units, Parity Preferred Units or Junior Preferred Units be redeemed (or any monies be paid to or made available for a sinking fund for the redemption of any such units of the Partnership), purchased or otherwise acquired (except (i) by conversion into or exchange for Common Units or Junior Preferred Units, (ii) for the acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 4.05(b)(ii) and Section 4.05(c)(v) of Article IV of the Articles, and (iii) for purchases or acquisitions pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(f)
When cumulative distributions are not paid in full (or declared and a sum sufficient for such full payment is not set apart) on the Series A Preferred Units and any Parity Preferred Units, all distributions (other than (i) any acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 4.05(b)(ii) and Section 4.05(c)(v) of Article IV of the Articles or (ii) a purchase or exchange pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units) declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

(g)
Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of the Series A Preferred Return on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid Series A Preferred Return which remains payable.

6.
Holder Redemption Right.

(a) Beginning on the second (2nd) anniversary of the issuance of the Series A Preferred Units (“Holder Redemption Right Date”), the holders of Series A Preferred Units will have the option to require the Partnership to redeem, subject and pursuant to the redemption procedures of the Partnership Agreement, applied and interpreted as if such Series A Preferred Units were Common Units subject to redemption, mutatis mutandis and as modified herein, all or a portion of its Series A Preferred Units for a Cash Amount (within the meaning of the Partnership Agreement) equal to $5.15 per Series A Preferred Unit (as equitably adjusted in the General Partner’s discretion for any split, reverse split, dividend or similar recapitalization event ) plus (subject to Section 5(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) thereon, to, but not including, the date fixed for redemption, without interest, in which event such amount as may be adjusted shall be deemed to be the “Cash Amount” for purposes of the Partnership Agreement; provided however, that upon the receipt of a Notice of Redemption (within the meaning of the Partnership Agreement), the Partnership may (with the prior written consent of the holder of the Series A Preferred Units being redeemed) cause the Redemption Amount (within the meaning of the Partnership Agreement) to be satisfied with the issuance of a number of REIT Shares (within the meaning of the Partnership Agreement) equal to the number of Series A Preferred Units being redeemed multiplied by 1.03 (as equitably adjusted in the General Partner’s discretion for any split, reverse split, dividend or similar recapitalization event) (such number of REIT Shares shall be the “REIT Shares Amount” for purposes of the Partnership Agreement) plus (subject to Section 5(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) thereon, to, but not including, the date fixed for redemption, without interest. Unless expressly stated otherwise herein, the redemption procedures and limitations of the Partnership Agreement shall govern any redemption of Series A Preferred Units pursuant to this Section 6, applied and interpreted as if such Series A Preferred Units were Common Units. All calculations under this Section 6 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable.

(b) In addition, at any time within the 30-day period following a Distribution Event, the holders of Series A Preferred Units may exercise the redemption rights set forth in Section 6(a) above.

7.
Partnership Redemption Right. Beginning on the second (2nd) anniversary of the issuance of the Series A Preferred Units, the Partnership, at its option, upon not fewer than 10 nor more than 60 days’ written notice as provided in Section 8 hereof, may redeem for cash the Series A Preferred Units, in whole or in part, at any time or from time to time, at a redemption price equal to $5.15 per Series A Preferred Unit (as equitably adjusted in the General Partner’s discretion for any split, reverse split, dividend or similar recapitalization event), plus (subject to Section 5(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) thereon, to, but not including, the date fixed for redemption, without interest. Additionally, with the prior written consent of the holder of the Series A Preferred Units being redeemed, at its option, upon not fewer than 10 nor more than 60 days’ written notice as provided in Section 8 hereof, the Partnership may redeem the Series A Preferred Units, in whole or in part, at any time or from time to time, for a number of REIT Shares (within the meaning of the Partnership Agreement) equal to the number of Series A Preferred Units being redeemed multiplied by 1.03 (as equitably adjusted in the General Partner’s discretion for any split, reverse split, dividend or similar recapitalization event), plus (subject to Section 5(b) hereof) an amount equal to all dividends accrued and unpaid (whether or not authorized or declared) on the Series A Preferred Units, to, but not including, the date fixed for redemption, without interest. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable.

8.
Notice of Partnership Redemption. Notice of redemption pursuant to Section 7 shall be mailed by the Partnership, postage prepaid, as of a date set by the Partnership not fewer than 10 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of such Series A Preferred Units to be redeemed at their respective addresses as they appear in the Partnership records. Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for such redemption of any Series A Preferred Units except as to Series A Preferred Units held by a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not such holder received the redemption notice. Each notice shall state (i) such redemption date; (ii) the redemption price, indicating the amount in cash and the number of REIT Shares, if any, to be received by such holder pursuant to Section 7 hereof, as applicable; (iii) the total number of Series A Preferred Units to be redeemed from such holder; (iv) the place or places where such Series A Preferred Units are to be surrendered for payment, together with the certificates, if any, representing such Series A Preferred Units (duly endorsed for transfer) and any other documents the Partnership reasonably requires in connection with such redemption; and (v) that dividends on the Series A Preferred Units to be redeemed shall cease to accrue on such redemption date.

9.
Fractional REIT Shares. No fractional REIT Shares shall be issued upon the redemption of the Series A Preferred Units pursuant hereto. In lieu of fractional shares, holders of Series A Preferred Units shall be entitled to receive the cash value of the fractional REIT Shares based on the closing price of a REIT Share on the Exchange on the Trading Day immediately preceding the date the redemption notice is provided pursuant hereto; provided however, that if the REIT Shares are not then listed or admitted to trading on any national securities exchange or automated quotation system, the cash value of any fractional REIT Shares shall be determined by the General Partner in its discretion.

10.
Protective Provision. Prior to the Holder Redemption Right Date, the Partnership shall not, without the written consent or affirmative vote of the Requisite Holders, issue any Senior Preferred Units.

11.
Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.

12.
Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

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